Free Writing Prospectus dated April 24, 2013	Filed Pursuant to Rule 433(d)
Registration Statement No. 333 — 179426
April 24, 2013

Diageo Capital plc

U.S.$750,000,000 0.625% Notes due 2016

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	0.625% Notes due 2016
Format:	SEC Registered
Principal Amount:	U.S.$750,000,000
Net Proceeds (after underwriting discount before expenses):	U.S.$747,120,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.816%
Reoffer Yield:	0.687%
Coupon:	0.625%
Underlying Treasury:	0.250% due April 2016
Treasury Price / Yield:	99-23¾ / 0.337%
Spread:	0.350%
Settlement Date:	April 29, 2013 (T+3)
Maturity Date:	April 29, 2016
Interest Payment Dates:	April 29 and October 29 of each year, commencing on October 29, 2013
Business Days:	New York / London
Optional Redemption:	The greater of 100% of principal amount or present value at a discount rate of Treasury plus 5 bps
Use of Proceeds:	General corporate purposes, including the repayment of maturing long-term debt and outstanding commercial paper
Joint Bookrunners:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC
Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	NYSE (expected within 30 days after Settlement Date)
CUSIP:	25243Y AS8
ISIN:	US25243YAS81

Diageo Capital plc

U.S.$650,000,000 1.125% Notes due 2018

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	1.125% Notes due 2018
Format:	SEC Registered
Principal Amount:	U.S.$650,000,000
Net Proceeds (after underwriting discount before expenses):	U.S.$644,345,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.430%
Reoffer Yield:	1.243%
Coupon:	1.125%
Underlying Treasury:	0.750% due March 2018
Treasury Price / Yield:	100-8¾ / 0.693%
Spread:	0.550%
Settlement Date:	April 29, 2013 (T+3)
Maturity Date:	April 29, 2018
Interest Payment Dates:	April 29 and October 29 of each year, commencing on October 29, 2013
Business Days:	New York / London
Optional Redemption:	The greater of 100% of principal amount or present value at a discount rate of Treasury plus 10 bps
Use of Proceeds:	General corporate purposes, including the repayment of maturing long-term debt and outstanding commercial paper
Joint Bookrunners:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC
Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	NYSE (expected within 30 days after Settlement Date)
CUSIP:	25243Y AT6
ISIN:	US25243YAT64

Diageo Capital plc

U.S.$1,350,000,000 2.625% Notes due 2023

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	2.625% Notes due 2023
Format:	SEC Registered
Principal Amount:	U.S.$1,350,000,000
Net Proceeds (after underwriting discount before expenses):	U.S.$1,341,292,500
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.755%
Reoffer Yield:	2.653%
Coupon:	2.625%
Underlying Treasury:	2.000% due February 2023
Treasury Price / Yield:	102-21+ / 1.703%
Spread:	0.950%
Settlement Date:	April 29, 2013 (T+3)
Maturity Date:	April 29, 2023
Interest Payment Dates:	April 29 and October 29 of each year, commencing on October 29, 2013
Business Days:	New York / London
Optional Redemption:	Prior to January 29, 2023, the greater of 100% of principal amount or present value at a discount rate of Treasury plus 15 bps On or after January 29, 2023, 100% of the principal amount
Use of Proceeds:	General corporate purposes, including the repayment of maturing long-term debt and outstanding commercial paper
Joint Bookrunners:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC
Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	NYSE (expected within 30 days after Settlement Date)
CUSIP:	25243Y AU3
ISIN:	US25243YAU38

Diageo Capital plc

U.S.$500,000,000 3.875% Notes due 2043

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	3.875% Notes due 2043
Format:	SEC Registered
Principal Amount:	U.S.$500,000,000
Net Proceeds (after underwriting discount before expenses):	U.S.$488,915,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	98.533%
Reoffer Yield:	3.959%
Coupon:	3.875%
Underlying Treasury:	2.750% due November 2042
Treasury Price / Yield:	96-27+ / 2.909%
Spread:	1.050%
Settlement Date:	April 29, 2013 (T+3)
Maturity Date:	April 29, 2043
Interest Payment Dates:	April 29 and October 29 of each year, commencing on October 29, 2013
Business Days:	New York / London
Optional Redemption:	Prior to October 29, 2042, the greater of 100% of principal amount or present value at a discount rate of Treasury plus 15 bps On or after October 29, 2042, 100% of the principal amount
Use of Proceeds:	General corporate purposes, including the repayment of maturing long-term debt and outstanding commercial paper
Joint Bookrunners:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc. Standard Chartered Bank UBS Securities LLC
Expected Rating:	Moody’s: A3 / S&P: A- / Fitch: A-
Expected Listing:	NYSE (expected within 30 days after Settlement Date)
CUSIP:	25243Y AV1
ISIN:	US25243YAV11

This document includes disclosure about Diageo’s debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation. Each rating should be evaluated independently of any other rating.

Diageo has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Diageo has filed with the SEC for more complete information about Diageo and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Santander Investment Securities Inc. at 1-212-407-0995, or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884.